Filed Pursuant to Rule 424(b)(2)

Registration No. 333-209385 and 333-209385-01

PROSPECTUS SUPPLEMENT
(to Prospectus dated February 4, 2016)

Jefferies Group LLC

We made immaterial correcting adjustments to our historical Consolidated Statements of Cash Flows for the three months ended February 29, 2016, the year ended November 30, 2015, the nine months ended August 31, 2015, the three months ended February 28, 2015, the year ended November 30, 2014, the nine months ended November 30, 2013 and the three months ended February 28, 2013. The adjustments below relate to a classification error in the reporting of net change in bank overdrafts within our Consolidated Statements of Cash Flows. The adjustments have no effect on our Consolidated Statements of Financial Condition, the Consolidated Statements of Earnings, the Consolidated Statements of Changes in Equity or the Consolidated Statements of Comprehensive Income for these periods and are not material to our financial statements for any reported period.

The following equal and offsetting correcting adjustments were made to the net change in Accrued expenses and other liabilities and the net change in bank overdrafts for the three months ended February 29, 2016, the year ended November 30, 2015, the nine months ended August 31, 2015, the three months ended February 28, 2015, the year ended November 30, 2014, the nine months ended November 30, 2013 and the three months ended February 28, 2013.

	Successor			Predecessor
(in thousands)	Year Ended November 30, 2015	Year Ended November 30, 2014	Nine Months Ended November 30, 2013	Three Months Ended February 28, 2013
Increase (decrease)
Net change in accrued expenses and other liabilities	$(29,295)	$(20,974)	$2,025	$802
Net change in bank overdrafts	29,295	20,974	(2,025)	(802)

(in thousands)	Three Months Ended February 29, 2016	Three Months Ended February 28, 2015	Nine Months Ended August 31, 2015
Increase (decrease)
Net change in accrued expenses and other liabilities	$41,978	$9,467	$(24,466)
Net change in bank overdrafts	(41,978)	(9,467)	24,466

These adjustments had similar impacts on the Net change in cash (used in) provided by operating activities and the Net change in cash (used in) provided by financing activities contained within the Consolidated Statements of Cash Flows.

The following tables set forth the adjustments and revisions to our Consolidated Statements of Cash Flows for the periods presented:

	Successor						Predecessor
	Year Ended November 30, 2015		Year Ended November 30, 2014		Nine Months Ended November 30, 2013		Three Months Ended February 28, 2013
	As Originally Reported	As Revised	As Originally Reported	As Revised	As Originally Reported	As Revised	As Originally Reported	As Revised
(in thousands)
Operating activities
Increase (decrease) in accrued expenses and other liabilities	$(230,370)	$(259,665)	$69,459	$48,485	$414,515	$416,540	$(267,336)	$(266,534)
Net cash provided by (used in) operating activities	(210,092)	(239,387)	(6,939)	(27,913)	745,210	747,235	(394,170)	(393,368)

Financing activities
Net change in bank overdrafts	$—	$29,295	$—	$20,974	$—	$(2,025)	$—	$(802)
Net cash provided by (used in) financing activities	(218,489)	(189,194)	813,331	834,305	(277,743)	(279,768)	733,538	732,736

	Three Months Ended February 29, 2016		Three Months Ended February 28, 2015		Nine Months Ended August 31, 2015
	As Originally Reported	As Revised	As Originally Reported	As Revised	As Originally Reported	As Revised
(in thousands)
Operating activities
Increase (decrease) in accrued expenses and other liabilities	$(247,374)	$(205,396)	$(494,018)	$(484,551)	$(204,520)	$(228,986)
Net cash provided by (used in) operating activities	(1,099,977)	(1,057,999)	(1,369,533)	(1,360,066)	(608,688)	(633,154)
Financing activities
Net change in bank overdrafts	$—	$(41,978)	$—	$(9,467)	$—	$24,466
Net cash provided by (used in) financing activities	201,557	159,579	690,021	680,554	31,233	55,699

This prospectus supplement is dated August 5, 2016